Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Registration Statement No. 333-140410 on Form S-8 of Cardtrend International, Inc. (formerly Asia Payment Systems, Inc.) of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated June 29, 2007 except for Note 15 and paragraphs 12 and 13 of Note 14, as to which the date is August 15, 2007, included in Cardtrend International, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

RBSM LLP
RBSM LLP

New York, New York
August 20, 2007